Exhibit 4.13

ENGLISH SUMMARY OF THE MANAGEMENT AGREEMENT
(ORIGINAL LANGUAGE – HEBREW)

BY AND AMONG

POINTER (EDEN TELECOM GROUP) LTD.

GANDYR INVESTMENTS LTD.

GOVLI LTD.

SULAM FINANCIAL HOLDINGS LTD.

AND

EGGED HOLDINGS LTD.

Dated November 16, 2004
(the “Agreement”)

Description: Services: Effective Date: Term: Consideration (annual): Termination Provisions:	Management Agreement pursuant to which Egged
Holdings Ltd., Gandyr Investments Ltd., Govli
Ltd., Sulam Financial Holdings Ltd. and Egged
Holdings Ltd. (together, the "Investors") shall
provide certain management services to Pointer
(Eden Telecom Group) Ltd. ("Pointer").

The services to be provided by the Investors
include: assisting Pointer in raising capital,
participating in management meetings, consulting
Pointer with respect to its long term and short
term business plan, advancing and developing
Pointer's business and assisting Pointer in its
negotiations with potential investors.

Commencing 24 months after the consummation of
the transaction pursuant to which Pointer shall
purchase certain activities and assets of Shagrir
Towing Services Ltd. and its subsidiary, Shagrir
(1985) Ltd., that is, March 1, 2007.
Unspecified.

NIS 1 million, subject to certain conditions.

Unspecified.